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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 25

NOTIFICATION OF REMOVAL FROM LISTING AND/OR REGISTRATION UNDER SECTION 12(b) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                             Simulations Plus, Inc.
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             (Exact name of registrant as specified in its charter)

                             American Stock Exchange
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          (Name of Exchange where security is listed and/or registered)

          California                                             95-4595609
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(State or other jurisdiction                                  (I.R.S. Employer
      of incorporation)                                      Identification No.)

            42505 10th Street West, Lancaster, California 93534-7059
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               (Address of principal executive offices) (Zip Code)

                                  661-723-7723
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              (Registrant's telephone number, including area code)

                         Common Stock, $0.001 par value
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                      (Description of class of securities)

Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[ ] 17 CFR 240.12d2-2(a)(1)

[ ] 17 CFR 240.12d2-2(a)(2)

[ ] 17 CFR 240.12d2-2(a)(3)

[ ] 17 CFR 240.12d2-2(a)(4)

[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, Simulations Plus, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

December 27, 2007                           By: /s/ Momoko Beran
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DATE                                            Name: Momoko Beran
                                                Title: CFO